UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2007
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Eaton Center
Cleveland, Ohio 44114

(Address of principal executive offices)(Zip Code)
216-523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-12 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported on a Form 8-K Report dated December 8, 2004, the Board of Directors of Eaton Corporation (“Eaton” or the “registrant”) authorized the registrant to take steps to address the requirements of the American Jobs Creation Act of 2004 (the “Act”).
On October 4, 2006, the Internal Revenue Service (“IRS”) issued Notice 2006-79 (the “Notice”) which, among others matters, offered limited transition relief under the Act by permitting the amendment of plans subject to the Act to allow for certain limited changes made on or before December 31, 2007 to the time and form of payment of amounts deferred under previous elections made by participants. On April 10, 2007, the IRS and the U.S. Treasury Department issued final regulations under the Act (the “Final Regulations”), which provide that the transition relief under the Notice continues to apply.
At its meeting held on October 23, 2007, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) determined that it was appropriate and desirable to implement the relief afforded under the Notice by authorizing plan amendments pursuant to which participant deferral elections may (within specified limits) be changed to reduce the percentage amount of compensation deferred or to modify the specified distribution dates with respect to (a) compensation earned in 2005, 2006 or 2007 under the Executive Incentive Compensation Plan that was deferred pursuant to the Eaton Deferred Incentive Compensation Plan II, and (b) compensation earned with respect to the 2004-2007, 2005-2008, 2006-2009 and 2007-2010 award periods under the Executive Strategic Incentive Plans I or II that was deferred under the Eaton Incentive Compensation Deferral Plan II. Any changed elections must be completed by December 31, 2007. The Committee and the Board of Directors reviewed other technical conforming amendments to the registrant’s deferred compensation plans intended to satisfy the requirements of the Final Regulations that the time and form of payment be specifically set forth and that payments may be made only upon the occurrence of specified events.
The Committee also approved amendments to the Eaton Corporation Deferred Incentive Compensation Plan II and the predecessor to that plan (the Eaton Corporation Deferred Incentive Compensation Plan) to provide that amounts deferred under those Plans as retirement compensation will earn appreciation based either on appreciation in the market value of the registrant’s common shares plus dividends or on interest calculated at the rate of 10 year U.S Treasury Notes plus 300 basis points. Participants may elect to have specified amounts of their future deferred retirement compensation credited with the returns on either of these investment measures. Compensation deferred prior to the amendments as retirement compensation will earn only appreciation and dividends based on the registrant’s common shares.
At its meeting held on October 24, 2007, the registrant’s Board of Directors, upon the recommendation of the Committee, approved amendments to the registrant’s form of Change of Control Agreements (the “Agreements”) (a) to conform the Agreements with the requirements of the Act and Final Regulations, (b) to provide that an executive’s Agreement will cease to be effective if, prior to a change of control of the registrant, the executive transfers to a position as to which the Board of Directors has not made the Agreements available and (c) to modify the definition of a change of control to provide that a change of control will not be deemed to have occurred as a result of a reorganization, merger, consolidation or sale of substantially of all of the assets of the registrant if individuals owning outstanding shares immediately prior to the event hold 55% or more of such shares in substantially the same proportions immediately following such event. Prior to the modification the Agreements required 75% or more continuing share ownership. Except for this modification, the definition of change of control remains unchanged. Executives who are covered by existing Agreements are expected to enter into revised Agreements with the registrant in the new forms.
Also at the October 24, 2007 meeting, the registrant’s Board of Directors, upon the recommendation of the Committee, approved amendments to the registrant’s Limited Eaton Service Supplemental Retirement Income Plan II (the “Limited Service Plan II”) to provide that eligibility for participation under the Limited Service Plan II after the adoption of the amendment will be determined by the Committee. Prior to the adoption of the amendment, all elected officers of registrant automatically qualified for participation under the Limited Service Plan II.
At the same meeting, the registrant’s Board of Directors, upon the recommendation of the Committee, approved a policy pursuant to which if the Board determines that an Executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a Performance-Based Award was paid or credited to the Executive, the Performance-Based Award shall be subject to reduction, cancellation or reimbursement to the Company at the discretion of the Board. As used in the Policy, the term “Executive” means any Eaton executive who participates in either the Executive Strategic Incentive Plan I or the Executive Strategic Incentive Plan II, or both, or any successors to those plans; and the term “Performance-Based Award” means incentive compensation (whether awarded under the above Plans or the Executive Incentive Compensation Plan or any other Eaton incentive compensation plan), stock options, restricted stock or other equity grant awarded to the Executive pursuant to any Eaton stock plan or similar plan, or any gain realized by the Executive from the exercise of any such stock options, or the vesting of any such restricted stock or other equity grant, with respect to the twelve-month period following the first public issuance of the incorrect financial statement.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION
Date: October 26, 2007	/s/ R.H. Fearon
R.H. Fearon
Executive Vice President – Chief Financial and Planning Officer

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